Exhibit 99.1

Moelis & Company Reports Record Full Year 2014 Financial Results;
Quarterly Dividend of $0.20 Per Share

•                 Record annual revenues of $518.8 million, up 26% over 2013 driven by increased transaction closings across a broad base of sectors, geographies and advisory services

•                 Adjusted Pro Forma net income of $1.72 per share (diluted) for the year and GAAP net loss of $0.19 per share (diluted) for the period from the IPO closing on April 22, 2014 through December 31, 2014

•                 Fourth quarter revenues of $143.9 million, down 7% from a record quarter in Q4 2013

•                 Fourth quarter Adjusted Pro Forma net income of $0.51 per share (diluted) and GAAP net income of $0.52 per share (diluted)

•                 Continued to execute on growth strategy

—         Added 64 bankers, including eight Managing Directors, on a net basis in 2014; ended the year with 381 bankers, including 94 Managing Directors

—         Promoted four advisory professionals to Managing Director in early 2015

•                 Strong return of capital to shareholders

—         Returned $76.2 million to shareholders since IPO through dividends

—         Declared quarterly dividend of $0.20 per share

—         Authorized $25 million share repurchase program

NEW YORK, February 5, 2015 – Moelis & Company (“we” or the “Firm”) (NYSE: MC) today reported financial results for the year ended December 31, 2014.  The Firm’s annual revenues of $518.8 million represented an increase of 26% over the prior year, exceeding a 12% increase in the number of global completed M&A transactions and a 16% increase in global completed M&A volume in the same period.1  Adjusted Pro Forma net income for the year was $94.4 million or $1.72 per share (diluted).  These results exclude $112.4 million of pre-tax one-time charges primarily associated with accelerating the vesting of equity in connection with the Firm’s IPO completed in April.

1  Source: Thomson Financial as of January 5, 2015; includes all transactions greater than $100 million in value

Fourth quarter revenues of $143.9 million represented our second highest quarter of revenues since inception and were down 7% from the fourth quarter of 2013, our highest quarter on record.  Adjusted Pro Forma net income was $28.4 million or $0.51 per share (diluted) for the quarter.

On a GAAP basis, the Firm reported full year net income of $32.6 million, which represented a $0.19 per share (diluted) loss for shareholders, and fourth quarter net income of $38.3 million or $0.52 per share (diluted).  The GAAP results for the full year period are impacted by the one-time acceleration of equity vesting in connection with our IPO and the fact that the allocation of income to shareholders only began following our IPO closing on April 22, 2014.

“2014 was a tremendous year for Moelis & Company, from many transformational advisory assignments for our clients, to our IPO and continued growth, to our strong financial performance as demonstrated by our record results and disciplined return of capital to shareholders,” said Ken Moelis, Chairman and Chief Executive Officer.

“This year, we advised our clients on a wide range of complex strategic decisions.  Our activity was broad across sectors, geographies and advisory services demonstrating our deep bench of talent and the power of our holistic model.  Our focus on providing global solutions and connectivity to clients contributed to continued momentum in our U.S. business as well as significant revenue growth internationally, with non-U.S. revenues up 37% over 2013.”

“We remained focused on profitable growth and were very active in building our team in 2014. We enhanced our advisory expertise in the U.S. and Europe, launched our Private Funds Advisory business and opened offices in Melbourne, São Paulo and Washington DC.  This activity led to the addition of eight Managing Directors on a net basis, and we ended the year with 94 Managing Directors based in 17 offices around the globe.  We have since promoted four advisory professionals to Managing Director consistent with our commitment to developing our talent internally.”

“We manage our business with a long-term outlook consistent with the strategic advice we provide to our clients and believe our performance is best evaluated over a longer term horizon.  While our fourth quarter results were impacted by fewer transaction completions from what was a record quarter at the end of last year, we continue to see improvement in the M&A environment and our strategic dialogue with clients remains robust.  As the M&A market continues to rebound, we believe our unique One Firm model and strategy for profitable expansion position us well to benefit from what continues to be a compelling opportunity to drive growth for our Firm and our shareholders.”

The Firm’s revenues and net income can fluctuate materially depending on the number, size and timing of completed transactions on which it advised as well as other factors.  Accordingly, financial results in any particular quarter may not be representative of future results over a longer period of time.

Moelis & Company completed its IPO on April 22, 2014 and introduced a new corporate structure.   Currently 36% of the operating partnership (Moelis & Company Group LP) is owned by the corporation (Moelis & Company) and is taxed as a corporation.  The Adjusted Pro Forma results included herein remove the impact of charges related to the Firm’s IPO and assume all outstanding Class A partnership units of Moelis & Company Group LP have been exchanged into Class A common stock of Moelis & Company such that 100% of the Firm’s income is taxed as a corporation from January 1, 2014.  We believe the Adjusted Pro Forma results, when presented together with comparable GAAP results, are useful to investors to compare our performance across periods and to better understand our operating results.  A reconciliation of our GAAP results to our Adjusted Pro Forma results is presented in the Appendix to this press release.

GAAP and Adjusted Pro Forma Selected Financial Data (Unaudited)

	Twelve Months Ended December 31,
	2014	2014	2013	2014 vs. 2013 Variance
($ in thousands except per share data)	GAAP	Adjusted Pro Forma *	GAAP	GAAP vs. GAAP	Adjusted Pro Forma vs. GAAP

Revenues	$518,750	$518,750	$411,386	26%	26%
Expenses:
Compensation and benefits	377,219	270,979	264,944	42%	2%
Non-compensation expenses	93,787	90,089	76,333	23%	18%
Total operating expenses	471,006	361,068	341,277	38%	6%
Operating income (loss)	47,744	157,682	70,109	-32%	125%
Other income and expenses	736	736	(771)	N/M	N/M
Income (loss) from equity method investment	(2,185)	273	3,681	N/M	-93%
Income (loss) before income taxes	46,295	158,691	73,019	-37%	117%
Provision for income taxes	13,740	64,270	2,794	392%	N/M
Net income (loss)	32,555	94,421	$70,225	-54%	34%

Net income (loss) attributable to noncontrolling interests	35,567	-
Net income (loss) attributable to Moelis & Company	$(3,012)	$94,421

Diluted earnings per share	$(0.19)	$1.72

N/M = not meaningful

* See Appendix for a reconciliation of GAAP to Adjusted Pro Forma

	Three Months Ended December 31,
	2014	2014	2013	2014 vs. 2013 Variance
($ in thousands except per share data)	GAAP	Adjusted Pro Forma *	GAAP	GAAP vs. GAAP	Adjusted Pro Forma vs. GAAP

Revenues	$143,895	$143,895	$154,295	-7%	-7%
Expenses:
Compensation and benefits	76,426	74,959	97,992	-22%	-24%
Non-compensation expenses	22,126	22,126	22,653	-2%	-2%
Total operating expenses	98,552	97,085	120,645	-18%	-20%
Operating income (loss)	45,343	46,810	33,650	35%	39%
Other income and expenses	114	114	197	N/M	N/M
Income (loss) from equity method investment	781	781	1,093	-29%	-29%
Income (loss) before income taxes	46,238	47,705	34,940	32%	37%
Provision for income taxes	7,950	19,320	1,012	686%	N/M
Net income (loss)	38,288	28,385	$33,928	13%	-16%

Net income (loss) attributable to noncontrolling interests	28,790	-
Net income (loss) attributable to Moelis & Company	$9,498	$28,385

Diluted earnings per share	$0.52	$0.51

N/M = not meaningful

* See Appendix for a reconciliation of GAAP to Adjusted Pro Forma

Revenues

For the year ended December 31, 2014, revenues were $518.8 million, as compared with $411.4 million in 2013, representing an increase of 26%.  This compares favorably with a 12% increase in the number of global completed M&A transactions and a 16% increase in global completed M&A volume in the same period and demonstrates our continued advisory market share gains.1

Our record annual revenues were driven by increased transaction completions as the M&A environment continued to improve and clients evaluated and executed a wide range of strategic alternatives.  The increase in transaction completions is demonstrated by the growth in the number of clients who paid fees equal to or greater than $1 million, which increased to 130 clients in 2014 from 109 clients in the prior year.

Revenues of $143.9 million in the fourth quarter of 2014 represented our second highest quarter of revenues since inception, down 7% from $154.3 million earned in the fourth quarter of 2013, our highest quarter of revenues on record.  The decrease in quarterly revenues was the result of fewer transaction closings, primarily due to a softer restructuring environment.

In early 2015, we increased the number of our Managing Directors with the promotion of four advisory professionals: Carlos Jimenez (US/Media), Alexander Hageman (EMEA/Equity Capital Markets Advisory), Tarik Rguem (US/Mergers & Acquisitions) and Rami Touma (EMEA/Middle East coverage).  Our hiring pipeline remains robust.

Expenses

The following tables set forth information relating to the Firm’s operating expenses, which are reported net of client expense reimbursements.

	Twelve Months Ended December 31,
	2014	2014	2013	2014 vs. 2013 Variance
($ in thousands)	GAAP	Adjusted Pro Forma*	GAAP	GAAP vs. GAAP	Adjusted Pro Forma vs. GAAP

Expenses:

Compensation and benefits	$377,219	$270,979	$264,944	42%	2%

% of revenues	73%	52%	64%

Non-compensation expenses	$93,787	$90,089	$76,333	23%	18%

% of revenues	18%	17%	19%

Total operating expenses	$471,006	$361,068	$341,277	38%	6%

% of revenues	91%	70%	83%

Income (loss) before income taxes	$46,295	$158,691	$73,019	-37%	117%

% of revenues	9%	31%	18%

* See Appendix for a reconciliation of GAAP to Adjusted Pro Forma

	Three Months Ended December 31,
	2014	2014	2013	2014 vs. 2013 Variance
($ in thousands)	GAAP	Adjusted Pro Forma *	GAAP	GAAP vs. GAAP	Adjusted Pro Forma vs. GAAP

Expenses:

Compensation and benefits	$76,426	$74,959	$97,992	-22%	-24%

% of revenues	53%	52%	64%

Non-compensation expenses	$22,126	$22,126	$22,653	-2%	-2%

% of revenues	15%	15%	15%

Total operating expenses	$98,552	$97,085	$120,645	-18%	-20%

% of revenues	68%	67%	78%

Income (loss) before income taxes	$46,238	$47,705	$34,940	32%	37%

% of revenues	32%	33%	23%

* See Appendix for a reconciliation of GAAP to Adjusted Pro Forma

Total operating expenses on an Adjusted Pro Forma basis were $361.1 million in 2014 as compared with GAAP operating expenses of $341.3 million in 2013.  The increase in operating expenses in 2014 primarily resulted from increased compensation and benefits expenses consistent with increased revenues as well as increased non-compensation expenses reflecting a more active business and recruiting environment and expenses incurred in connection with operating as a public company.

For the fourth quarter of 2014, Adjusted Pro Forma operating expenses were $97.1 million as compared with GAAP operating expenses of $120.6 million for the same period of 2013.  The decrease in Adjusted Pro Forma operating expenses during the fourth quarter of 2014 as compared with the prior year resulted from reduced compensation and benefits expenses due to lower revenues earned during the period.  The pre-tax income margin improved from 18% on a GAAP basis in 2013 to 31% on an Adjusted Pro Forma basis in 2014 and from 23% on a

GAAP basis in the fourth quarter of 2013 to 33% on an Adjusted Pro Forma basis in the same period of 2014.

In 2014, compensation and benefits expenses on an Adjusted Pro Forma basis were $271.0 million, or 52% of revenues, which compares with GAAP compensation and benefits expenses of $264.9 million, or 64% of revenues, in 2013.  In the fourth quarter of 2014, compensation and benefits expenses on an Adjusted Pro Forma basis were $75.0 million, or 52% of revenues, which compares with GAAP compensation and benefits expenses of $98.0 million, or 64% of revenues, for the fourth quarter of 2013.  Adjusted Pro Forma compensation and benefits expenses for the year exclude $106.2 million of compensation charges primarily driven by the vesting acceleration of equity held by Managing Directors, which occurred in connection with our IPO.  As annual equity compensation granted in the future accumulates and amortizes, we expect that our compensation expense ratio will increase toward our targeted long-term compensation ratio of approximately 57% to 58% of revenues.

Adjusted Pro Forma non-compensation expenses were $90.1 million for the year ended December 31, 2014 and $22.1 million for the fourth quarter of 2014 and compare with GAAP non-compensation expenses of $76.3 million for the year and $22.7 million for the fourth quarter of 2013.  The full year 2014 Adjusted Pro Forma amount excludes $3.7 million of one-time charges primarily related to the acceleration of vesting of equity held by non-employees of the Firm, including employees of our joint venture in Australia and members of our former Global Advisory Board.  Our Adjusted Pro Forma non-compensation expense ratio was 17% for the year and 15% in the fourth quarter of 2014, in-line with our long-term target of approximately 15% to 18% of revenues.  This compares with a GAAP non-compensation expense ratio of 19% for the year and 15% in the fourth quarter of 2013.

Provision for Income Taxes

Prior to our IPO, the Firm was not subject to federal income taxes, but was primarily subject to New York City unincorporated business tax.  As a result of completing our IPO in April, we have a new corporate structure and currently 36% of the operating partnership (Moelis & Company Group LP) is owned by the corporation (Moelis & Company) and is subject to U.S. federal income tax as a corporation.  For Adjusted Pro Forma purposes, we have assumed all outstanding Class A partnership units of Moelis & Company Group LP have been exchanged into Class A common stock of Moelis & Company such that 100% of the Firm’s income is taxed at our current corporate effective tax rate of 40.5% from January 1, 2014.  On a GAAP and Adjusted Pro Forma basis, our provision for income taxes was $13.7 million and $64.3 million for the year ended December 31, 2014, respectively, and $8.0 million and $19.3 million, respectively, for the fourth quarter of 2014.

Capital Management and Balance Sheet

Moelis & Company continues to maintain a strong financial position and as of December 31, 2014, we held cash and short term investments of $237.9 million and had no debt on our balance sheet.

We returned $76.2 million of capital to shareholders since our IPO through regular and special dividends aggregating to $1.40 per share.

On February 3, 2015, the Board of Directors of Moelis & Company declared a quarterly dividend of $0.20 per share.  The dividend will be paid on March 6, 2015 to common stockholders of record on February 20, 2015.

The Board of Directors has also authorized the repurchase of up to $25 million of shares of Class A common stock of Moelis & Company and/or Class A partnership units of Moelis & Company Group LP with no expiration date.  Under this share repurchase program, shares may be repurchased from time to time in open market transactions, in privately negotiated transactions or otherwise.  The timing and the actual number of shares repurchased will be opportunistic and measured in nature and will depend on a variety of factors, including price and market conditions.

Earnings Call

We will host a conference call beginning at 4:30pm ET on Thursday, February 5, 2015, accessible via telephone and the internet.  Ken Moelis, Chairman and Chief Executive Officer, and Joe Simon, Chief Financial Officer, will review our full year and fourth quarter 2014 financial results. Following the review, there will be a question and answer session.

Investors and analysts may participate in the live conference call by dialing 1-877-510-3938 (domestic) or 1-412-902-4137 (international) and referencing the Moelis & Company Fourth Quarter 2014 Earnings Call.  Please dial in 15 minutes before the conference call begins. The conference call will also be accessible as a listen-only audio webcast through the Investor Relations section of the Moelis & Company website at www.moelis.com.

For those unable to listen to the live broadcast, a replay of the call will be available for one month via telephone starting approximately one hour after the live call ends. The replay can be accessed at 1-877-344-7529 (domestic) or 1-412-317-0088 (international); the conference number is 10058931.

About Moelis & Company

Moelis & Company is a leading global independent investment bank that provides innovative strategic advice and solutions to a diverse client base, including corporations, governments and financial sponsors.  The Firm assists its clients in achieving their strategic goals by offering comprehensive integrated financial advisory services across all major industry sectors.  Moelis

& Company’s experienced professionals advise clients on their most critical decisions, including mergers and acquisitions, recapitalizations and restructurings and other corporate finance matters.  The Firm serves its clients with over 550 employees based in 17 offices in North and South America, Europe, the Middle East, Asia and Australia.  For further information about Moelis & Company, please visit www.moelis.com.

Forward-Looking Statements

This presentation contains forward-looking statements, which reflect the Firm’s current views with respect to, among other things, its operations and financial performance. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “target,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. For a further discussion of such factors, you should read the Firm’s filings with the Securities and Exchange Commission. The Firm undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

Non-GAAP Financial Measures

Adjusted Pro Forma results are a non-GAAP measure which better reflect management’s view of operating results.  We believe that the disclosed Adjusted Pro Forma measures and any adjustments thereto, when presented in conjunction with comparable GAAP measures, are useful to investors to understand the Firm’s operating results by removing the significant accounting impact of one-time charges associated with the Firm’s IPO and assuming all Class A partnership units have been exchanged into Class A common stock.  These measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. A reconciliation of GAAP results to Adjusted Pro Forma results is presented in the Appendix.

Contacts

Investor Relations Contact:	Media Contact:

Kate Pilcher Ciafone	Andrea Hurst

Moelis & Company	Moelis & Company

t: + 1 212 883 3807	t: + 1 212 883 3666

kate.ciafone@moelis.com	m: +1 347 583 9705

andrea.hurst@moelis.com

Appendix

GAAP Condensed Consolidated and Combined Statement of Operations Unaudited

GAAP Reconciliation to Adjusted Pro Forma Financial Information Unaudited

Moelis & Company

GAAP Condensed Consolidated and Combined Statement of Operations

Unaudited

(dollars in thousands, except for share and per share data)

	Twelve Months Ended December 31,		Three Months Ended December 31,

	2014	2013	2014	2013

Revenues	$518,750	$411,386	$143,895	$154,295

Expenses
Compensation and benefits	377,219	264,944	76,426	97,992
Occupancy	13,638	13,902	3,443	3,360
Professional fees	19,177	13,281	4,589	4,394
Communication, technology and information services	15,841	13,819	4,252	3,934
Travel and related expenses	25,338	18,153	5,905	6,043
Depreciation and amortization	2,268	2,296	632	553
Other expenses	17,525	14,882	3,305	4,369
Total expenses	471,006	341,277	98,552	120,645

Operating income (loss)	47,744	70,109	45,343	33,650
Other income and expenses	736	(771)	114	197
Income (loss) from equity method investment	(2,185)	3,681	781	1,093
Income (loss) before income taxes	46,295	73,019	46,238	34,940
Provision for income taxes	13,740	2,794	7,950	1,012
Net income (loss)	32,555	$70,225	38,288	$33,928

Net income (loss) attributable to noncontrolling interests	35,567		28,790
Net income (loss) attributable to Moelis & Company	$(3,012)		$9,498

Weighted-average shares of Class A common stock outstanding
Basic	15,911,819		17,054,739
Diluted	15,911,819		18,155,870
Net income (loss) attributable to holders of shares of Class A common stock per share
Basic	$(0.19)		$0.56
Diluted	$(0.19)		$0.52

Moelis & Company

Reconciliation of GAAP to Adjusted Pro Forma Financial Information

Unaudited

(dollars in thousands, except share and per share data)

	Twelve Months Ended December 31, 2014
	GAAP	IPO-Related Expense Adjustments		IPO-Related Timing Adjustments		Adjusted	As if Partnership Units Converted to Class A (f)	Adjusted Pro Forma
Revenues	$518,750	$ -		$ -		$518,750	$ -	$518,750

Expenses
Compensation and benefits	377,219	(106,240)	(a)	-		270,979	-	270,979
Non-compensation expenses	93,787	(3,698)	(b)	-		90,089	-	90,089
Total operating expenses	471,006	(109,938)		-		361,068	-	361,068

Operating income (loss)	47,744	109,938		-		157,682	-	157,682
Other income and expenses	736	-		-		736	-	736
Income (loss) from equity method investment	(2,185)	2,458	(c)	-		273	-	273
Income (loss) before income taxes	46,295	112,396		-		158,691	-	158,691
Provision for income taxes	13,740	4,378		4,737	(d)	22,855	41,415	64,270
Net income (loss)	32,555	108,018		(4,737)		135,836	(41,415)	94,421

Net income (loss) attributable to noncontrolling interests	35,567	83,984		(12,189)	(e)	107,362	(107,362)	-
Net income (loss) attributable to Moelis & Company	$(3,012)	$24,034		$7,452	(e)	$28,474	$65,947	$94,421

Weighted-average shares of Class A common stock outstanding
Basic	15,911,819					15,911,819	38,339,035	54,250,854
Diluted	15,911,819					16,692,880	38,339,035	55,031,915
Net income (loss) attributable to holders of shares of Class A common stock per share
Basic	$(0.19)					$1.79		$1.74
Diluted	$(0.19)					$1.71		$1.72

(a) IPO-related compensation expenses:
Acceleration of Managing Director unvested equity	$87,601	(1)
Awards granted in connection with the IPO:
Amortization of restricted stock units	1,167	(2)
Amortization of stock options	3,109	(3)

Settlement of appreciation rights	4,014	(4)
Amortization of equity awards for the three months ended March 31, 2014 related to Managing Director equity awards accelerated upon IPO	10,349	(5)
Total IPO-related compensation expenses for the twelve months ended December 31, 2014	$106,240

(1)

Expense associated with the one-time non-cash acceleration of unvested equity held by Managing Directors. Managing Directors are subject to a minimum four to six year lock-up on their equity vested in connection with the IPO.

(2)

Expense associated with the amortization of RSUs granted in connection with the IPO; excludes RSUs granted at the time of the IPO in connection with 2013 incentive compensation. In accordance with GAAP, amortization expense of RSUs granted in connection with the IPO will be recognized over the five year vesting period; we will continue to adjust for this expense due to the one-time nature of the grant.

(3)

Expense associated with the amortization of stock options granted in connection with the IPO. In accordance with GAAP, amortization expense of stock options granted in connection with the IPO will be recognized over the five year vesting period; we will continue to adjust for this expense due to the one-time nature of the grant.

(4)

Expense associated with the one-time compensation expense associated with the issuance of cash and fully vested shares of Class A common stock in settlement of appreciation rights issued in prior years.

	(5)	Expense associated with the amortization of Managing Director equity awards during the three months ended March 31, 2014 which were subsequently accelerated upon completion of the IPO.
(b)

Expense associated with the one-time non-cash acceleration of unvested equity held by non-employees of Moelis & Company, including members of Moelis & Company’s former Global Advisory Board and employees of the Firm’s joint venture in Australia (the “Australian JV”). In accordance with GAAP, half of the expenses associated with employees of the Australian JV is included in non-compensation expenses and the other half is included in income (loss) from equity method investment.

(c)

Expense associated with the one-time non-cash acceleration of unvested equity held by employees of the Australian JV. Australian JV employees are subject to the Managing Director forfeiture and minimum four to six year lock-up terms.

(d)	Adjustment to tax provision as if the Firm had been operating in its new corporate structure since January 1, 2014.
(e)

Reflects an adjustment to record the allocation of earnings, net of tax, to noncontrolling interests (72%) and to Moelis & Company (28%) as if the Firm had been operating in its new corporate structure since January 1, 2014.

(f)

Assumes all outstanding Class A partnership units have been exchanged into Class A common stock. Accordingly, an adjustment has been made such that 100% of the Firm’s income is taxed at our current corporate effective tax rate of 40.5% from January 1, 2014.

	Three Months Ended December 31, 2014
	GAAP	IPO-Related Expense Adjustments		Adjusted	As if Partnership Units Converted to Class A (c)	Adjusted Pro Forma
Revenues	$143,895	$ -		$143,895	$ -	$143,895

Expenses
Compensation and benefits	76,426	(1,467)	(a)	74,959	-	74,959
Non-compensation expenses	22,126	-		22,126	-	22,126
Total operating expenses	98,552	(1,467)		97,085	-	97,085

Operating income (loss)	45,343	1,467		46,810	-	46,810
Other income and expenses	114	-		114	-	114
Income (loss) from equity method investment	781	-		781	-	781
Income (loss) before income taxes	46,238	1,467		47,705	-	47,705
Provision for income taxes	7,950	821	(b)	8,771	10,549	19,320
Net income (loss)	38,288	646		38,934	(10,549)	28,385

Net income (loss) attributable to noncontrolling interests	28,790	568		29,358	(29,358)	-
Net income (loss) attributable to Moelis & Company	$9,498	$78		$9,576	$18,809	$28,385

Weighted-average shares of Class A common stock outstanding
Basic	17,054,739			17,054,739	37,196,115	54,250,854
Diluted	18,155,870			18,155,870	37,196,115	55,351,985
Net income (loss) attributable to holders of shares of Class A common stock per share
Basic	$0.56			$0.56		$0.52
Diluted	$0.52			$0.53		$0.51

(a)

Expense associated with the amortization of restricted stock units (“RSUs”) and stock options granted in connection with the IPO. Excludes RSUs granted at the time of the IPO in connection with 2013 incentive compensation. In accordance with GAAP, amortization expense of RSUs and stock options granted in connection with the IPO will be recognized over the five year vesting period; we will continue to adjust for this expense due to the one-time nature of the grant.

(b)	Includes year-to-date IPO-related cumulative tax adjustments.
(c)

Assumes all outstanding Class A partnership units have been exchanged into Class A common stock. Accordingly, an adjustment has been made such that 100% of the Firm’s income is taxed at our current corporate effective tax rate of 40.5% from January 1, 2014.